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                       CONSECO VARIABLE INSURANCE COMPANY
                          Home Office: Amarillo, Texas
       Administrative: 11815 N. Pennsylvania Street, Carmel, Indiana 46032
                            Telephone: (317) 817-3700

                                   Endorsement

The contract to which this endorsement is attached is amended as follows:

Conseco Variable Insurance Company (Conseco Variable) makes certain guarantees regarding this contract, herein described as the Expenses Guarantee Agreement. Conseco Variable shall guarantee that the total of the investment management fees charged against any of the Conseco Series Trust (Trust) Separate Portfolios (Portfolios) whose shares are purchased by Conseco Variable Variable Annuity Account C (Separate Account), plus mortality and expense risk, administrative and any other charges imposed upon the assets of the corresponding Sub-accounts of the Separate Account, will not exceed an amount that is equal to the total amount of the same charges that would have been imposed under the contracts had the Agreement and Plan of Reorganization (the Combination) not occurred.

Accordingly, Conseco Variable will reimburse to the appropriate Sub-account of the Separate Account an amount that represents the difference between the investment management fees charged to the Bond Account, Stock Account or Money Market Account, as applicable, prior to the Combination and of such fees charge to the Trust Portfolios, plus any other charges in excess of those that would have been incurred if the Combination had not taken place. The mortality and expense risk will not change, and any other charges imposed on the assets of the Separate Account are recurring expenses of the Trust, such as legal claims and liabilities, litigation cost and indemnification payments in connection with litigation. Also, the Expense Guarantee Agreement will not apply to any federal income tax if the Trust or any Portfolio fails to qualify as a Regulated Investment Company under applicable provisions of the Internal Revenue code.

The Expense Guarantee Agreement described above also applies to contracts issued after the combination. Conseco Variable, however, may amend the Contract to eliminate the Expense Guarantee Agreement regarding contracts issued any time after the Combination. In all other respects, the contract is unchanged.



                                                     Secretary

22-7141(12/92)                                                          Page 1

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                       CONSECO VARIABLE INSURANCE COMPANY
                          Home Office: Amarillo, Texas
   Administrative Office: 11815 N. Pennsylvania Street, Carmel, Indiana 46032
                            Telephone: (317) 817-3700

                                   Endorsement


The policy to which this endorsement is attached is hereby amended as follows:

The Separate Accounts referred to in the attached policy have been combined as of May 1, 1993 into the Conseco Variable Variable Annuity Account C (hereinafter referred to as "Variable Account") with accounts investing in the Conseco Series Trust portfolios. The Variable Annuity Fund (or Stock Separate Account) is now referred to as the Common Stock Account. The Variable Annuity Account C (or Bond Separate Account) is now referred to as the Corporate Bond Account. The Variable Annuity Account D (or Money Market Separate Account) is now referred to as the Money Market Account.

All portfolios of the Conseco Series Trust are available under this policy. Unit Values for each Account will be calculated in the manner referred to in the policy with a total deduction of 1.00% plus the Conseco Series Trust expenses. However, the total deduction in the unit value will not exceed 1.44% for the three Accounts referred to in the above paragraph. The total deduction in the unit value will not exceed 1.7% for the Government Securities Portfolio and 1.75% for the Asset Allocation Portfolio. All provisions referring to separate accounts will apply to all portfolios of the Conseco Series Trust. For complete details, please refer to the prospectus.

IN WITNESS THEREOF, Conseco Variable Insurance Company has caused this endorsement to be executed at its administrative office in Carmel, Indiana on May 1, 1993.


                                                     Secretary


22-7145(03/93)